To: File

From: Meika Ferland

Date: February, 17, 2004

Subject: Item 77(i): Form N-SAR for Variable Insurance Products Fund IV

Pursuant to a Board approved vote on November 12, 2003, Variable Insurance Products Fund IV commenced Initial Class, Service Class, and Service Class 2 shares of Strategic Income Portfolio.

Initial Class, Service Class, and Service Class 2 shares of Strategic Income Portfolio commenced on December 23, 2003.